PROMISSORY NOTE

Tampa, FL
$610,000	Effective May 29, 2025

For value received, the undersigned, GENERATION INCOME PROPERTIES, L.P., a Delaware limited partnership (the “Company”) hereby promises to pay to the DAVID E. SOBELMAN REVOCABLE TRUST, under Agreement dated September 5, 2007 FILLIN "4" (“Sobelman”), at 3117 W. Oaklyn Avenue, Tampa, Florida 33609 FILLIN "5" , or such other place and/or method as Sobelman may hereafter designate in writing (including via electronic funds transfer to an account designated by Sobelman in writing), the principal sum of SIX HUNDRED TEN THOUSAND AND 00/100 DOLLARS ($610,000.00) in lawful money of the United States of America, FILLIN "1" on or before August 31, 2025 (the “Maturity Date”), together with interest on the principal balance thereof outstanding from time to time at the following rate of interest per annum:

Five and three-quarters FILLIN " 6" percent (5.75 FILLIN "" %)

On the Maturity Date, the entire remaining principal balance plus interest, if any, and any other sums due hereunder, shall be due and payable and shall be paid in full.

The Company shall have the right to prepay this Note in full or in part at any time without penalty.

This Note is unsecured.

Time is of the essence hereto.

FILLIN "14" In the event Sobelman does not receive the full amount of any installment by the end of fifteen FILLIN "15" (15 FILLIN "" ) calendar days from the date it is due: (a) the Company shall pay a late charge to Sobelman in the amount of eighteen FILLIN "16" percent (18.0 FILLIN "" %) per annum of the overdue installment, which shall be due and payable immediately; and (b) Sobelman shall also have the option, without demand or notice, to declare the unpaid principal balance of this Note, and all other sums due hereunder, at once due and payable and to exercise any and all other rights and remedies available at law or in equity arising from the Company’s failure to timely reply this Note. If Sobelman incurs any expenses or costs in connection with the collection of this Note, whether or not suit is filed, the Company also promises to pay Sobelman all costs of collection of every kind, including but limited to costs, fees, and expenses incurred during any dispute resolution, mediation, or court proceeding (including any appeal or bankruptcy proceeding), together with reasonable attorneys’ fees. Interest shall accrue on the unpaid principal balance after default, and post-judgment interest shall be based upon, the highest rate allowable under Florida law. FILLIN "10" FILLIN ""

Sobelman may grant postponements or waivers to the enforcement or collection of this Note and the same shall not release the Company from its obligations hereunder and the Company expressly waives any defenses arising from any such forbearance by Sobelman. Further, Sobelman has the right to accept partial payments after default and acceleration without waiving the acceleration and

Promissory Note – GIPLP/Sobelman

any such partial payments shall be applied first to the costs of enforcement or collection of this Note, then to late charges, then to interest due pursuant to this Note (if any), then to any other sums required to be paid by Company hereunder, and finally to principal due under this Note. In the event Sobelman elects to renew this Note, either prior to or following any acceleration, in its sole discretion, the Company shall pay all costs and expenses incurred by Sobelman in connection with such renewal.

This Note shall be construed in accordance with the laws of the State of Florida. The state court located in Hillsborough County Florida shall have jurisdiction over the collection or enforcement of this Note. If any provision of this Note, or any payments pursuant to the terms hereof, be declared invalid or unenforceable by such court, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall continue to be enforceable to the greatest extent permitted by law.

In no event shall Sobelman have the right to charge or collect, nor shall the Company be required or obligated to pay, interest or payments in the nature of interest, which would result in interest being charged or collected at a rate in excess of the maximum rate of interest allowed to be contracted for by applicable law, as changed from time to time. In the event that the Company shall make any payment, which is interest or in the nature of interest, which results in the rate of interest being charged or collected being in excess of such maximum rate, then the portion of such payment which exceeds the maximum rate shall be credited as a payment of principal, or returned to the Company, at the option of Sobelman.

THE COMPANY (AND SOBELMAN BY ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE.

Documentary stamp tax in the amount of $2,135.00 has been paid on the full principal amount of this Note.

Generation Income Properties, L.P., a Delaware limited partnership

Generation Income Properties, Inc., a Maryland corporation, its General Partner

By: /s/ Ron Cook
Ron Cook,
Chief Financial Officer

Promissory Note – GIPLP/Sobelman